Exhibit 1.01

Conflict Minerals Report 2015 Vodafone Group Plc

Vodafone Conflict Minerals Report 2015 Introduction This Conflict Minerals Report for the year ended 31 December 2015 is presented by Vodafone Group Plc (‘Vodafone’ or ‘the Company’) in accordance with Rule 13p-1 (the ‘Rule’) under the U.S. Securities Exchange Act of 1934 (the ‘Exchange Act’). The Rule applies to companies required to file reports with the U.S. Securities and Exchange Commission (the ‘SEC’) under Section 13(a) or 15(d) of the Exchange Act if any of the products they manufacture or contract to manufacture contain conflict minerals necessary to the functionality or production of the product (‘in-scope products’). As defined by the content requirements of SEC Form SD, ‘conflict minerals’ include cassiterite, columbite-tantalite (coltan), wolframite and/ or gold, and the metals derived from these minerals – tin, tantalum, tungsten and gold respectively (each a ‘3TG’ metal). Please refer to the requirements of SEC Form SD for Applicability Vodafone conducted an analysis of procurement activity to identify (i) product-related spend categories likely to include products that contain 3TG metals and (ii) whether such products were likely to be ones that Vodafone contracts to manufacture and are therefore in-scope products. Vodafone identified four types of product-related spend categories which it considered likely to include in-scope products: (i) selected handsets purchased from Original Design Manufacturers; (ii) connected home devices (i.e. routers, modems, set-top boxes and femtocells); (iii) datacards (i.e. mobile broadband dongles); and (iv) machine-to-machine (‘M2M’) tracker devices. Through this applicability assessment, Vodafone identified 60 in-scope products that were purchased or technically accepted (the point at which Vodafone operating companies can begin ordering products from suppliers and selling them on to customers) by the Company during the year ended 31 December 2015. in this report, including ‘covered countries’ (Democratic Republic of the Congo (‘DRC’) or an adjoining country). Company overview Vodafone is one of the world’s largest communications companies, providing a wide range of services including voice, messaging, data and fixed communications. The Company has mobile operations in 26 countries, partners with mobile networks in 57 more and fixed broadband operations in 17 markets. As of 31 March 2016, Vodafone had 462 million mobile customers, 13.4 million fixed broadband customers and 9 million TV customers. Vodafone generated revenues of £41.0 billion in the financial year ended 31 March 2016. Vodafone’s American Depositary Shares are listed on the NASDAQ Stock Market LLC (‘NASDAQ’). The Company is subject to the NASDAQ listing rules and files reports with the SEC under Section 13(a) of the Exchange Act. Vodafone uses electronic equipment in its operations and sells products, such as mobile phones, tablets and other devices, to customers. Vodafone does not manufacture these products itself, but does purchase them from suppliers and, in some cases, contracts to manufacture products that it sells to customers.1 A product that Vodafone contracts to manufacture is one where Vodafone specifies terms that give the Company a limited degree of influence over the manufacturing of the product, such as certain aspects of the materials, parts or components to be included in the product. Products that Vodafone contracts to manufacture are made by Original Design Manufacturers. Of the billions of euros Vodafone spends each year with thousands of suppliers, products identified as in-scope products according to the Rule (see Applicability below) only account for a small proportion of the Company’s total expenditure on electronic equipment. Electronic products contain numerous components that may contain one or more of the 3TG metals. These metals come from many different smelters and refiners. Both the smelters and refiners, and the mines from which minerals are originally sourced, are several steps away from Vodafone in the supply chain. definitions of many of the terms used In 2014, Vodafone acquired Cobra Automotive Technologies which includes a small technology operation. Renamed Vodafone Automotive, this will be included in Vodafone’s conflict minerals due diligence and reporting activities for the 2016 calendar year. Vodafone Group Plc | Conflict Minerals Report 2015 1

The number of in-scope products has doubled from 30 in the year ended 31 December 2014 to 60 in the year ended 31 December 2015 as Vodafone contracted to manufacture more types of products. The 60 in-scope products identified in the year ended 31 December 2015 were sourced from 12 suppliers. Vodafone sourced in-scope products from 10 of these 12 suppliers in the year ended 31 December 2014. Step 1: Establish Company management systems Vodafone has taken the following steps to establish Company management systems in line with Step 1 of the OECD Framework: • adopted a policy – Vodafone has established a policy related to the sourcing of conflict minerals; • structured internal management to support supply chain due diligence – overall accountability for implementation of the policy lies with our Group Chief Commercial Operations and Strategy Officer, who sits on Vodafone’s Group Executive Committee. The policy is championed by Vodafone’s Group Director of Terminals, the function responsible for sourcing mobile phones and other devices. Implementation of due diligence activities is supported by representatives from corporate functions that provide legal and subject matter expertise, as well as the procurement team that manages relationships with suppliers of in-scope products; • established a system of controls and transparency over the mineral supply chain – Vodafone has established a process to identify suppliers of in-scope products. The Company has inserted a clause on conflict minerals in new contracts with suppliers of in-scope products, as well as revising existing contracts with suppliers of in-scope products to include the clause. The clause requires each supplier to use its best endeavours to determine the origin of conflict minerals by using an internationally recognised due diligence framework (the OECD Framework). In addition, identified suppliers of in-scope products are required to complete the Conflict-Free Sourcing Initiative (‘CFSI’) Conflict Minerals Reporting Template (the ‘CMRT’) on an annual basis. The CFSI is an industry initiative that Vodafone participates in to support the collection of information, increase transparency and establish a chain of custody over the mineral supply chain (see next page). The CMRT is designed to identify the smelter/refiner(s) from which any 3TG in each in-scope product is sourced; • strengthened engagement with suppliers – Vodafone has communicated its Conflict Minerals Policy to suppliers of in-scope products and included this in the Company’s established processes for qualification of new suppliers and on-going supplier performance management. Vodafone has engaged with all 12 suppliers of products identified as in-scope in the year ended 31 December 2015 by: – raising awareness of its processes and requirements through regular communications and one-to-one engagement; – confirming that each supplier has signed Vodafone’s contract clause related to conflict minerals; – helping suppliers understand how to meet the requirements of this contract clause; – sharing best practices on how to complete the CMRT, including learnings from the previous year’s disclosure process; and – responding to suppliers’ questions on conflict minerals reporting through a dedicated email helpline; and • provided a Company-level grievance mechanism – Vodafone’s established Speak Up process (as outlined in the Due diligence framework In accordance with the Rule, Vodafone carried out a ‘reasonable country of origin inquiry’ (‘RCOI’) and due diligence process to determine the origin of 3TG metals used in its in-scope products. The due diligence process was designed to conform with the internationally recognised framework set out in the Organisation for Economic Co-operation and Development (‘OECD’) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (‘OECD Framework’). Consistent with the OECD Framework, Vodafone’s due diligence process included the five steps outlined below. Company’s Code of Conduct) can be used by employees, contractors, suppliers or business partners to anonymously report any allegations of illegal or unethical practices or breaches of Vodafone’s Code of Conduct and policies. Vodafone Group Plc | Conflict Minerals Report 2015 2

Step 2: Identify and assess risks in the supply chain Vodafone undertook the following measures to identify and assess conflict mineral risk in its supply chain: • requested that all 12 suppliers of in-scope products (identified through the applicability assessment outlined above) complete the CMRT; • analysed supplier responses to the CMRT and followed up with suppliers to assess risk where any ‘red flags’ were raised; and • compared smelters and refiners identified in supplier responses with the CFSI list of certified Conflict-Free Smelter Program • reviewing supplier responses to the CMRT and following up with suppliers to request clarification or more complete responses where necessary; • engaging with suppliers where any ‘red flags’ were raised to discuss the risks identified and request suppliers’ commitment to corrective actions to manage these risks, including a commitment to improve data quality; • commissioning a third-party adviser on conflict minerals to review Vodafone’s due diligence framework and analyse supplier responses, and to identify opportunities to improve the Company’s management systems and follow up on suppliers’ responses related to identified risks; and • participating in industry efforts to support the responsible sourcing of minerals through the CFSI, which works to validate smelters and refiners as conflict free and assists companies in making informed decisions about conflict minerals in their supply chain. Vodafone’s unique CFSI membership identity code is VODA. Step 4: Carry out independent third-party audits of smelter and refiner due diligence practices Vodafone does not directly purchase raw minerals, ores or 3TG, and is several tiers removed from the mines, smelters and refiners that supply the minerals, ores and 3TG contained in the Company’s products. Vodafone’s due diligence efforts therefore rely on cross-industry initiatives, such as the CFSI, to conduct audits of smelters’ and refiners’ due diligence practices. Step 5: Report annually on supply chain due diligence In accordance with the Rule and the OECD Framework, this report is publicly available online here. (‘CFSP’) compliant smelters. Step 3: Design and implement a strategy to respond to identified risks Measures taken by Vodafone to design and implement a strategy to respond to identified risks as part of the Company’s due diligence process include: Vodafone Group Plc | Conflict Minerals Report 2015 3 As outlined in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, the internationally recognised standard on which Vodafone’s system is based, we support an industry initiative that audits smelters’ and refiners’ due diligence activities. That industry initiative is the Conflict-Free Sourcing Initiative (‘CFSI’). The data on which Vodafone relied for certain statements in this declaration was obtained through the Company’s membership in the CFSI, using the Reasonable Country of Origin Inquiry report for member VODA.

Determination As Vodafone does not directly purchase raw minerals, ores or 3TG, the Company must rely on its direct (‘Tier 1’) suppliers to gather information about smelters and refiners in its supply chain. Vodafone received CMRT responses for the year ended 31 December 2015 from all 12 suppliers of products identified as in-scope (100%), compared with the year ended 31 December 2014 when 10 out of 12 (83%) of in-scope suppliers provided a response. In the third year of reporting, there have been improvements in the completeness and accuracy of data provided by the suppliers of in-scope products (see below). However, the responses showed that there are still significant challenges relating to information about the smelters and refiners from which 3TG was sourced, as this information is often unavailable, incomplete or potentially erroneous. All suppliers submitted data on a product level, reporting on the 3TG smelters and refiners used specifically for the products that Vodafone contracted each supplier to manufacture. The CMRT responses received by Vodafone covered all in-scope products (100%). However, although the data provided by suppliers continues to improve, there are still gaps in the information provided where sub-tier suppliers have failed to provide details for all components. On the basis of the responses received from suppliers, Vodafone has ascertained that for the year ended 31 December 2015: • ten suppliers (83%) of in-scope products have their own conflict minerals policy in place (up from 75% in the year ended 31 December 2014); • 58% of suppliers of in-scope products have not identified all smelters supplying 3TG in their supply chain; • of the smelters and refiners identified in supplier responses to date, approximately 90% (up from 75% in the year ended 31 December 2014) are on the CFSP list of known smelters (i.e. smelters that have been identified by the CFSP, but may or may not have been certified as conflict free as yet); • approximately 73% of the ‘known’ smelters and refiners identified by the supplier responses are certified as CFSP-compliant (up from 60% in the year ended 31 December 2014); and • all four of the smelters and refiners that have been identified as operating in covered countries are certified as CFSP-compliant. Based on the RCOI enquiry and due diligence efforts described above, Vodafone has determined that some conflict minerals contained in in-scope products originated in covered countries, but all of these were sourced from smelters certified as CFSP-compliant. Based on supplier responses, the Company determined that 3TG metals in 19 of the 60 in-scope products (32%) are sourced from smelters that are either certified as CFSP-compliant or are on the list of CFSP-active smelters which have committed to undergo a CFSP audit or are participating in a recognised certification programme. However, as a result of the incompleteness of suppliers’ responses received so far through the Company’s on-going due diligence programme, Vodafone is unable to determine the origin of all conflict minerals contained in all of its in-scope products. Nonetheless, Vodafone has made a reasonable good faith effort to collect and evaluate the information concerning 3TG smelters and refiners on the basis of the information provided by its suppliers. Continuous improvement efforts to mitigate risk To enhance the due diligence process and further mitigate any risk that conflict minerals used in the Company’s products may benefit armed groups, Vodafone is taking the following steps: • engaging with suppliers with the aim of continuously improving the completeness and quality of information provided, particularly in relation to the identification of smelters and refiners and the country of origin of 3TG; • seeking commitments from suppliers to implement further improvements in relation to due diligence processes; • analysing the applicability of the Rule to new suppliers joining Vodafone’s supply chain through the Company’s acquisitions, and including them in due diligence and reporting in accordance with the timeline set out by the Rule; and • participating in industry efforts to address issues related to conflict minerals in supply chains, including increasing the number of smelters certified as conflict free through the CFSP. Independent audit As Vodafone has not been able to determine the status of all its in-scope products pursuant to the Rule, an independent private sector audit is not required. Vodafone Group Plc | Conflict Minerals Report 2015 4